New England Business Service, Inc.
                 Statement Re Computation of Per Share Earnings
                     (In Thousands Except Per Share Data)


                                  Exhibit 11
                                  ----------

                                  Three Months Ended      Six Months Ended
                                   December 23, 1994      December 23, 1994
                                  ------------------     ------------------
                                              Fully                  Fully
                                  Primary    Diluted     Primary    Diluted
                                  -------    -------     -------    -------
Shares
- ------

Weighted Average Shares
  of Common Stock                  15,415     15,415      15,442     15,442

Add:
  Common Stock Equivalents
    in the form of Stock Options      130 (1)    137 (1)     141 (1)    133 (1)
                                  -------    -------     -------    -------
Weighted Average Common Stock
  and Common Stock Equivalents     15,545     15,552      15,583     15,575
                                  =======    =======     =======    =======

Earnings
- --------

Earnings per Consolidated
  Statement of Income             $ 5,259    $ 5,259     $ 9,892    $ 9,892
                                  =======    =======     =======    =======

Earnings per Share                $   .34    $   .34     $   .63    $   .64
                                  =======    =======     =======    =======


(1) Amount considered immaterial for inclusion in earnings per share calculation as defined in Accounting Principles Board Opinion No. 15.